EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal 2021 Second Quarter and Year to Date Results Along With Increase in Quarterly Dividend

TULSA, Okla., Oct. 07, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record net revenues and earnings per share results for the second quarter and year to date ended August 31, 2020.

Randall White, CEO of Educational Development Corporation, announced that for the second quarter ended August 31, 2020, the Company reports net revenues of $59,250,100, an increase of $34,812,100, or 142.5%, when compared to $24,438,000 for the second quarter of the previous year.  Net earnings totaled $4,255,000 for the quarter ended August 31, 2020, compared to $1,007,600 for the quarter ended August 31, 2019, an increase of 322.3%.  Earnings per share for the quarter were $0.51, compared to $0.12 for the same quarter the previous year, an increase of 325.0% on a fully diluted basis.

Mr. White further announced that year to date net revenues through the first six months of fiscal 2021 totaled $97,541,800, compared to $52,025,400 for the first six months of fiscal 2020, an increase of $45,516,400, or 87.5%. Net earnings totaled $6,186,100 for the six months ended August 31, 2020, an increase of 160.9% over $2,371,200 in net earnings reported during the same period last year. Earnings per share for the first six months of fiscal 2021 were $0.74, compared to $0.29 reported for the first six months of fiscal 2020, an increase of $0.45, or 155.2% on a fully diluted basis.

Per Mr. White, “The net revenues of our direct sales division, Usborne Books and More (“UBAM”) totaled $56,911,600 during the quarter ended August 31, 2020, an increase of 161.8% from $21,735,200 for the quarter ended August 31, 2019. During the second quarter this division also experienced significant growth in active consultants, beginning in June with 36,900 active consultants and ending in August with over 50,300 active consultants.  Our increase in active UBAM consultants, the continued demand for educational materials in the home, and our ability to receive orders online and deliver directly to our customers’ homes resulted in our triple digit UBAM sales growth this quarter. In addition, we are excited for continued sales growth in the fall as this is typically our busiest selling season of the year.”

Mr. White continued, “Our Publishing divisions net revenues decreased 13.5%, to $2,338,500 in the second quarter of fiscal 2021, from $2,702,800 for the same quarter a year ago. This decrease in sales resulted from temporary store closures impacted by the COVID-19 pandemic. Many Publishing customers temporarily closed during our fiscal first quarter, following the guidance from their local authorities to prevent the spread of the pandemic, and have begun reopening at varying times over the past few months. While the COVID-19 pandemic has impacted our Publishing divisions year to date sales, and probably will continue to impact sales for the next few months, we expect sales to return to historical levels in this division once the pandemic is over.”

Per Mr. White, “Our sales growth during the first six months of fiscal 2021 generated significant earnings growth and significant positive cashflows from operations. Year to date earnings before taxes, as a percentage of net revenues, totaled 8.7%, reflecting improved efficiencies from operations as well as the impact of spreading our fixed costs over a larger revenue base. The resulting increase in cashflows from operations allowed us to pay off two long-term debts during the second quarter totaling $7,181,400; and we still ended with $22,636,300 in cash on our balance sheet at August 31, 2020. Our decision to retire these debts early was directly aimed at increasing shareholder value; first through increased future earnings from reduced interest expenses and second, by using the reduction in future debt payments to support increasing our quarterly dividends.”

Mr. White concluded, “With our continued growth in revenues and earnings and reduced future debt payment requirements, our Board has approved a 66.7% increase in our quarterly cash dividend from $0.06 per share to $0.10 per share. The third quarter dividend of $0.10 will be paid on or around December 8, 2020 to shareholders of record on November 19, 2020. As I have continued to say for years, Educational Development Corporation is a great company to work for and a great company to own.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended August 31,		Six Months Ended August 31,
	2020	2019	2020	2019

NET REVENUES	59,250,100	24,438,000	97,541,800	52,025,400

EARNINGS BEFORE INCOME TAXES	5,799,500	1,366,700	8,443,400	3,213,200

INCOME TAXES	1,544,500	359,100	2,257,300	842,000
NET EARNINGS	$4,255,000	$1,007,600	$6,186,100	$2,371,200

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$0.51	$0.12	$0.74	$0.29
Diluted	$0.51	$0.12	$0.74	$0.29

DIVIDENDS PER SHARE	$0.06	$0.05	$0.12	$0.10

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	8,354,214	8,312,648	8,353,319	8,248,460
Diluted	8,354,214	8,318,790	8,353,319	8,254,926

EDC will host its second quarter fiscal 2021 Earnings Call, including a live Q&A webcast, on Tuesday, October 13, 2020 at 3:00 PM CT (4:00 PM ET). Randall White, the Company’s Chief Executive Officer and President, Craig White, Chief Operating Officer, Heather Cobb, Chief Sales and Marketing Officer and Dan O’Keefe, Chief Financial Officer and Secretary, will present the second quarter results and be available for questions following the presentation. Phone lines for participants will be available at (855) 639-3876. The conference ID is 8249872.

Audio replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.